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                                                                    EXHIBIT 99.1

                             [GRAPHIC APPEARS HERE]

Narrative Description of Graphic on the Inside Front Cover

The graphic is horizontally spread across two pages joined at their longer side. At the top of the graphic is a thin, black rectangle that spans nearly the entire width of the graphic. At the far right end of the black rectangle is the Company's name, "Adexa," in white letters and in the standard font. At the bottom left corner of the graphic is the logo of the iCollaboration suite, including the word, "iCollaboration."

The left side of the graphic contains a rectangle, shaded in yellow, and lying so that its longer side is vertical. The yellow rectangle contains the following text:

               "Adexa's iCollaboration suite is designed to intelligently automate, synchronize and optimize multi-tiered supply chain operations. Our software helps trading partners to dynamically plan and collaborate, providing: increased responsiveness to customers, closer coordination with suppliers, greater electronic exchange preparedness and enhanced supply chain efficiency."

To the right of the yellow rectangle lies a rectangle that forms the background for the graphic. It contains a hued, gray and white Universal Transverse Mercator (UTM) map image of the world, centered on the Western Hemisphere. Eastern Asia and the Pacific Ocean lie in the left half of the map image. Europe, Africa and the Atlantic Ocean lie in the right half of the image.

Overlaid on the background map are three clusters of objects, forming a large triangle. In the top cluster, there is an office building, with the word, "Enterprise," written below. To the left of the office building, and connected by a solid line, is a factory with one smokestack with the word, "Suppliers," written below. To the right of the office building, and connected by a solid line, is a smaller office building with the word, "Customers," written below. Below the larger office building are, from left to right, two factories with three smokestacks each and the word, "Plants," written below, and a warehouse with the words, "Distribution Center," written below. All three icons are connected to the larger office building by a solid line. Below the middle factory with three smokestacks, and connected by solid lines, are three machine gears with the words "Shop Floor" written below.

The following text appears to the right of the larger office building:

"iCollaboration
FOR ENTERPRISES
Enterprises
-    Enterprise-wide Supply Chain and Inventory Optimization
-    Multi-tier Supply Chain Planning
-    Dynamic Available-to-Promise
-    Collaborative Supply Planning
-    Rule-based Resource Allocation"

The following text appears to the left of the leftmost three-smokestack factory:

"iCollaboration
FOR ENTERPRISES
Plants

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-    Inventory, Capacity, and Material Planning
-    Dynamic Available-to-Promise
-    Rule-based Resource Allocation
-    Resource Optimization"

The following text appears below the machine gears:

"iCollaboration
FOR ENTERPRISES
Shop Floors
-    Production Scheduling and Execution
-    Shop Floor Sequencing
-    Through-put and Run-size Optimization
-    Dispatch Lists"

The second cluster is below and to the left of the top cluster, forming the lower left point of the cluster triangle. The top cluster and the second cluster are connected by spotlight that increases in size from the top cluster to the second cluster. In the center of the cluster is a large factory with a gridded globe contained inside the building. A cloud serves as a backdrop for the factory. The words, "Private Exchange," appear below the factory. Above the large factory are three medium-sized factories with the word, "Suppliers," written beneath the middle one. Above the three medium-sized factories are two smaller factories with the words, "Suppliers' Suppliers," between them. Below the large factory are three office towers with the words, "Customers," written beneath the middle one. The five smaller factories and three office towers are connected to the central, large factory by dotted lines.

The following text appears to the left of the central factory:

"iCollaboration
FOR PRIVATE EXCHANGES

Suppliers
-    Collaborative Supply Planning
-    Supply Chain Visibility
-    Connectivity and Workflow
-    Inventory Optimization
-    Multi-tier Supply Chain Planning

Customers
-    Collaborative Demand Planning
-    Dynamic Available-to-Promise
-    Supply Chain Visibility
-    Connectivity and Workflow"

The third cluster is below and to the right of the top cluster, forming the lower right point of the cluster triangle. The top cluster and the third cluster are connected by a dotted line. In the center of the cluster is a gridded globe. A cloud serves as a backdrop for the globe. The words, "Public Exchange," appear below the globe. Above the globe are three medium-sized factories with the word, "Sellers," written beneath the middle one. Above the three medium-sized factories are two smaller factories with the words, "Sellers' Suppliers," written below. Below the globe are three office towers with the words, "Buyers," written beneath the middle one. The five smaller factories and three office towers are connected to the central globe by dotted lines.

The following text appears to the right of the globe:

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"iCollaboration
FOR PUBLIC EXCHANGES
Sellers
-    Collaborative Supply Planning
-    Supply Chain Visibility
-    Connectivity and Workflow
-    Multi-tier Supply Planning
-    Buyer Aggregation
-    Intelligent Support for Auctioning
-    Supply Chain and Inventory Optimization

Buyers
-    Collaborative Demand Planning
-    Dynamic Available-to-Promise
-    Supply Chain Visibility
-    Connectivity and Workflow
-    Seller Aggregation
-    Intelligent Support for Auctioning
-    Supply Chain and Inventory Optimization"